Exhibit 10.2

PROMISSORY NOTE

$5,000.00	August 24, 2012	Woodmere, New York

FOR VALUE RECEIVED, Infinity Oil & Gas Company, a Nevada corporation (the "Maker") promises to pay to Betty Sytner (the "Holder"), the sum of Five Thousand Dollars ($5,000.00), plus interest thereon at the rate of eight percent (8%) per annum.  The principal sum plus all accrued interest thereon shall be due and payable by the Maker on demand.

The Maker, endorsers, sureties, guarantors, and assignors of this Note, or any person, firm, or corporation who shall assume payment thereof, severally waive demand, presentiment for payment, protest, and notice of protest and nonpayment, and agree and consent that, before or after maturity, the time for payment of this Note or any part thereof may be extended from time to time without notice by agreement in writing between the Holder and Maker of this Note, and that after such extension or extensions the liabilities of all parties shall remain as if no extension had been made.

Time is expressly made the essence of this Note and in the event the Maker fails to make payment on the due date, then the unpaid balance shall automatically become due and payable, all without notice to the Maker of this Note.

In the case of legal proceedings to collect this Note, or in the case this Note is handed to an attorney for collection, Maker agrees to pay a reasonable attorney's fee.  Maker shall have the right to prepayment at anytime.

This Note will be construed under the laws of the State of Nevada.

INFINITY OIL & GAS COMPANY

BY:	BETTY SYTNER
Betty Sytner, President